AMENDED AND RESTATED

HARRIS & HARRIS GROUP, INC.

2012 EQUITY INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK AGREEMENT

(____________, 20__)

Harris & Harris Group, Inc. (the “Company”), a New York corporation, hereby grants [ ] (the “Director”) under the Amended and Restated Harris & Harris Group, Inc. 2012 Equity Incentive Plan (the “Plan”) a Restricted Stock Award (the “Award”) dated __________, 20__, with respect to 2,000 shares (the “Shares”) of the Common Stock of the Company (the “Common Stock”), all in accordance with and subject to the following terms and conditions:

1. Book Entry Registration. The Shares shall be evidenced by a book entry account maintained by the Company’s Transfer Agent for the Common Stock. Upon the vesting of Shares, no certificates will be issued except upon a separate written request made to such Transfer Agent or other agent as determined by the Company.

2. Restrictions. Subject to Section 3 below, the restrictions on the Shares shall lapse and the Shares shall vest on the Vesting Dates as set forth below:

Vesting Date	Shares
June 7, 2013	667
June 7, 2014	667
June 7, 2015	666

(each a “Vesting Date”), provided that the Director remains a director of the Company during the entire period (the “Restriction Period”) commencing on the Award Date set forth herein and ending on the applicable Vesting Date.

3. Termination of Service During Restriction Period. In the event of the termination of the Director’s service on the Board of Directors of the Company prior to a Vesting Date for any reason prior to the end of the Restriction Period, the Director shall forfeit all rights to the Shares; provided, however, that the restrictions on the shares shall lapse upon a Change in Control (as defined in the Plan).

4. Voting and Dividend Rights. During the Restriction Period, the Director shall have the rights to vote the Shares and to receive any cash or deemed dividends payable with respect to the Shares, as paid, less applicable withholding taxes (it being understood that such dividends will generally be taxable as ordinary compensation income during such Restriction Period).

5. Transfer Restrictions. This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.

6. Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting or vesting of this Award, as the case may be, by deducting the number of shares having an aggregate value equal to the amount of withholding taxes due from the total number of shares awarded or the number of shares vesting or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award by the remittance of the required amounts from any proceeds realized upon the open-market sale of vested Shares by the Director. Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Director under applicable tax laws.

7. Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Director upon written request to the Office of the Secretary, Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, NY, NY 10018) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Shares, and to determine whether continued service with any entity resulting from such a transaction will or will not be treated as continued Service with the Company, in each case subject to any Board or Committee action specifically addressing any such adjustments, cash payments, or continued service treatment.

2

IN WITNESS WHEREOF, this Restricted Stock Agreement has been duly executed as of ___________, 20__.

HARRIS &HARRIS GROUP, INC.

By:	_______________
Corporate Secretary

[DIRECTOR NAME]

By:	________________

3